Exhibit 7

Unaudited computation of ratio of earnings to fixed
charges
	Year ended 31 March
Under UK GAAP (unaudited)	2005	2004	2003	2002	2001
	£m	£m	£m	£m	£m
Fixed charges
Interest payable by subsidiaries	995	1,091	1,123	971	1,156
Add: One third of rental expense	446	451	449	308	233
Add: Preference dividends	71	77	85	94	91

	1,512	1,619	1,657	1,373	1,480

Earnings
(Loss)/profit on ordinary activities before taxation	(4,702)	(5,047)	(6,208)	(13,539)	(8,086)

Less: Share of profit/(loss) in joint ventures and associated
undertakings	1,193	546	(156)	(1,457)	(550)
Less: Share of net interest payable of joint ventures and
associated undertakings	(211)	(215)	(295)	(342)	(327)
Less: Loss on ordinary activities before taxation - discontinued
operations	-	(7)	(272)	(428)	-

	(5,684)	(5,371)	(5,485)	(11,312)	(7,209)
Add: Fixed charges	1,512	1,619	1,657	1,373	1,480
Add: Cash received from associated undertakings and joint
ventures	2,020	1,801	742	139	353
Less: Preference dividends	71	77	85	94	91

	(2,223)	(2,028)	(3,171)	(9,894)	(5,467)

Ratio of earnings to fixed charges	-	-	-	-	-

Deficiency between fixed charges and earnings	(3,735)	(3,647)	(4,828)	(11,267)	(6,947)

	Year ended 31 March
Under US GAAP (unaudited) (a)	2005	2004	2003	2002	2001
	£m	£m	£m	£m	£m
Fixed charges
Fixed charges (UK GAAP)	1,512	1,619	1,657	1,373	1,480
Less: One third of rental expense for Vodafone Italy	71	71	2	2	-
Add: Interest payable to Vodafone Italy	90	51	40	20	12

Fixed charges (US GAAP)	1,531	1,599	1,695	1,391	1,492

Earnings
Earnings (UK GAAP)	(2,223)	(2,028)	(3,171)	(9,894)	(5,467)

Adjusted for:
Less: Profit/(loss) on ordinary activities before tax of Vodafone
Italy (a)	(1,522)	(1,343)	(1,955)	(2,135)	(2,239)
Add: Interest payable to Vodafone Italy (a)	(91)	(51)	(40)	(20)	(12)
Add: Connection income	16	29	16	(15)	(54)
Add: Goodwill amortisation charge of subsidiary companies	(6,482)	(6,520)	(5,487)	(5,120)	(3,034)
Add: Licence fee amortisation	(436)	(76)	(6)	-	-
Add: Exceptional items - US GAAP	246	-	-	(85)	-
Add: Reorganisation costs	-	-	-	-	84
Add: Other	(118)	(137)	(46)	(53)	(87)
Add: UK GAAP to US GAAP adjustments to fixed charges	19	(20)	38	18	12

Earnings (US GAAP)	(7,546)	(7,460)	(6,741)	(13,034)	(6,319)

Ratio of earnings to fixed charges	-	-	-	-	-

Deficiency between fixed charges and earnings	(9,077)	(9,059)	(8,436)	(14,425)	(7,811)

(a)  For discussion of significant differences between UK GAAP and US GAAP and a reconciliation of net income between amounts calculated under UK GAAP and under US GAAP, see Note 36 to the Consolidated Financial Statements.

The US GAAP fixed charges and earnings have been restated for the years ended 31 March 2004, 2003, 2002 and 2001 to exclude the amounts of Vodafone Italy which is an equity investee under US GAAP and to treat Japan Telecom as discontinued operations.